LETTER OF INTENT

BETWEEN:

SKINVISIBLE PHARMACEUTICALS, INC.
a Nevada company ("SKVI")

-and-

Dermal Defense, inc.
A Michigan company ("DD")

RE:                       Acquisition of exclusive marketing rights to the antimicrobial hand sanitizer product identified as the Triclosan 1% formula manufactured by SKVI, (the "Product")

1.                Product:
                     The product supplied by SKVI to DD is an antimicrobial hand sanitizer product.  This Letter of Intent deals only with this specific product and not to any other products manufactured by SKVI now or in the future.

2.                 Rights :

                      The rights to be granted involve the exclusive marketing and distribution rights to this Product, for North America, consisting of the countries of the United States of America, Canada and Mexico (the "Territory").  SKVI agrees that it will transfer and assign to DD any marketing contracts involving the Product within the Territory, if any, upon the signing and initial payment of this agreement (see Addendum "A" point 7). DD will not assume any debts that exist from SKVI to marketers.

                      SKVI also agrees to provide to DD, the research studies on the Product and its efficacy referred to in SKVI’s existing marketing CD on the Product exclusively to DD as they relate to the Product. If SKVI should file Chapter 7 bankruptcy and DD is not in arrears then SKVI agrees to provide the manufacturing formula for the polymer (M-1) used in manufacturing the Product providing DD continues to pay the royalties.
                      Both DD and SKVI agree to negotiate an agreement for inclusion in the contract document as to appropriate language necessary to perfect DD’s interest in the manufacturing formula should SKVI file for protection pursuant to any chapter of the Bankruptcy Code.

3.                   Price/Payment :

                 ($1,000,000) USD payable as follows:

    (a)  upon completion and signing of this Letter of Intent, DD agrees to pay to SKVI a non-refundable deposit of
           $250,000 USD;  and

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    (b)  the balance of $750,000.00 USD shall be payable as follows, $75,000 or 5% of Gross Revenues (whichever is greater) on or before June 30, 2004, $75,000 or 5% of Gross Revenues (whichever is greater) on or before
          September 30, 2004,  $75,000 or 5% of Gross Revenues (whichever is greater) on or before December 30,
          2004, $75,000 or 5% of Gross Revenues (whichever is greater) on or before March 31, 2005, $75,000 or 5% of
          Gross Revenues (whichever is greater) on or before June 30, 2005, $75,000 or 5% of Gross Revenues
          (whichever is greater) on or before September 30, 2005, $75,000 or 5% of Gross Revenues (whichever is greater) on or before December 30, 2005, $75,000 or 5% of Gross Revenues (whichever is greater) on or before
          March 30, 2006, 5% of Gross Revenues (whichever is greater) on or before June 30, 2006, $75,000 or 5% of
          Gross Revenues (whichever is greater) on or before September 30, 2006 or until such time when SKVI has received the full balance of $750,000. Any monies paid under this provision are separate and apart from any royalty payments due under item 4 below.

In the event that payments are not made as set forth above or a written revised payment schedule is not agreed upon within 30 days after the failure to pay, other than due to the fault of SKVI, then SKVI may, at its sole option terminate negotiations and retain, without claim or demand from DD, any deposits paid.

4.                   Royalty & performance :

                                    In addition to the payments set out above and in order to maintain exclusivity granted herein DD agrees to pay SKVI a royalty. The royalty shall be calculated and paid quarterly. The amount of the royalty shall be calculated as follows:

For the quarter ended June 30, 2004, the royalty shall be the greater of either $5,000 USD or an amount equal to five (5.0%) percent of the Gross Revenues received by DD in relation to the Product, whether received directly or indirectly, during the term of this agreement.

For the quarter ended September 30, 2004, the royalty shall be the greater of either $10,000 USD or an amount equal to five (5.0%) percent of the Gross Revenues received by DD in relation to the Product, whether received directly or indirectly, during the term of this agreement.

For the quarter ended December 31, 2004, the royalty shall be the greater of either $15,000 USD or an amount equal to five (5.0%) percent of the Gross Revenues received by DD in relation to the Product, whether received directly or indirectly, during the term of this agreement.

For all quarters thereafter, the royalty shall be the greater of either $20,000 USD or an amount equal to five (5%) percent of the Gross Revenues received by DD in relation to the Product, whether received directly or indirectly, during the term of this agreement.

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DD shall supply SKVI with such documentation, including, but not limited to, receipts, invoices, or any other documentation that shall reasonably allow SKVI to confirm the accuracy of the royalty payment made.  SKVI shall have the right to audit the royalty payments and DD shall pay the cost of the audit only if the results indicate that the payments received were less than 90% of the audited amount.

Quarterly payments must be received no later than 30 days after the end of each quarter during the term of the agreement. In the event of failure to make the quarterly payments, in full, and on time, SKVI shall have the option either to (1) terminate the agreement upon notice of default; or (2) terminate the exclusivity of the agreement in which case the minimum quarterly royalty payment amount will also cease.  SKVI agrees to give DD 30 days to cure any default after receiving notice from SKVI. Quarterly payments will not be cumulative. In the event that quarterly payments are not made as set forth above or a written revised payment schedule is not agreed upon within 30 days after the failure to pay, other than due to the fault of SKVI, then SKVI may, at its sole option terminate negotiations and retain, without claim or demand from DD, any deposits paid.

5.                   Conditions :

 DD acknowledges that it has used the Product for over 2 years and is satisfied with its efficacy and quality.
 Subject to review of same, DD agrees to accept an assignment of other marketing contracts relating to the
 Product already in existence.

6.            Patents:

                          SKVI represents and warrants that it holds a US patent for the Product, and that it will provide this patent to DD for review.

7.               Warranty :

                        SKVI agrees that it will continue to manufacture the Product for DD according to the quality standards presently in place and as stated in the present Certificate of Analysis relating to the Product.  SKVI may assign its manufacturing obligations to third parties who shall be bound by the same standards.  The parties shall mutually agree to terms as to minimum order quantities, packaging and other details in relation to order and delivery of the Product. Prior to shipping the product, SKVI guarantees that the product will be consistent with the Certificate of Analysis. DD shall have the option within 30 days of receipt of the product to send the product out for further review. After such review and if it is determined that the product is not consistent with the certificate of analysis, SKVI will incur the expense of shipping the product back to SKVI. SKVI will then provide a replacement supply that will conform to the Certificate of Analysis. DD will not be responsible for any royalties on products that do not conform to the Certificate of Analysis. In such circumstance where a replacement supply is provided, DD will be granted 30 days from the receipt of the replacement supply to pay the outstanding balance for that product.

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8.         Arbitration :

                        Any disagreements shall be referred to arbitration under the rules of the American Arbitration Association.  If required the arbitration shall be dealt with by a sole arbitrator at Las Vegas, Nevada.

9.         Non-competition :

                       During the term of the agreement, DD agrees not to sell, market or be involved with any other product competitive to the Product. SKVI agrees that it will not develop or cause to be developed any similar product that falls under either the FDA Monograph (US Food and Drug Agency) or the HPB Monograph (Canadian Health Protection Board) for antiseptic hand sanitizers that would compete with DD. It is mutually understood by both SKVI and DD that SKVI is in the polymer business and while it sells polymers to many companies it has no control over their product development.

10.       Assignment :

                        DD shall not be entitled to sell, transfer or assign its rights hereunder without the prior express written consent of SKVI, which may not be unreasonably withheld.

11.       Investigation :

Any information and documentation delivered by either party to the other shall be treated as confidential except to the extent that (i) it was already known to that party or its representatives or available to that party on a non-confidential basis when received, (ii) it hereafter becomes lawfully obtainable from other sources; or (iii) it is disclosed by a party or its Principals in any document filed with any government agency or authority and available for public inspection.

12.       No Brokers :

                       The parties acknowledge and agree that they will each be responsible for any fees or expenses of any broker retained by them or on their behalf.

13 .        Expenses:

                        Each party shall bear its own costs and expenses (including all legal, accounting, investment banking and other costs) with respect to this transaction, whether the transaction is consummated or not, and the Agreement shall so provide.

14.       Exclusivity :

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                                   Unless negotiations between DD and SKVI are terminated it being understood that SKVI will not unilaterally terminate negotiations prior to April 30, 2004 as long as DD is proceeding expeditiously and in good faith to completion of the definitive exclusive license agreement), SKVI agrees not to solicit, negotiate, act upon or entertain in any way an offer from any other person or entity to acquire any rights in or to the Product for the Territory without notice to DD of such inquiry or interest.

15.       Confidentiality :

                                    Except as required by law or as the parties agree in connection with ongoing due diligence, this Letter will be kept strictly confidential, and neither party, nor its affiliates, shall disclose DD’s interest in the potential acquisition, or any of the terms and conditions thereof.  To the extent that disclosure becomes legally required, DD or SKVI, as the case may be, shall be notified promptly before the required disclosure is made.

16.       Non-Enforceability Termination :

                       Except for the obligations of DD for the payments set out herein, neither this Letter of Intent nor any past or future conduct of the parties hereto, their affiliates, agents or representatives (other than the execution and delivery of the definitive exclusive License Agreement) shall be deemed to constitute a binding or enforceable agreement.  Without limiting the generality of the foregoing, DD and SKVI each agree on behalf of themselves and their affiliates not to institute or maintain any claims or proceedings which seek to establish, or which are otherwise based upon an assertion, that any such contractual relationship exists, except pursuant to the definitive Licensing Agreement if finalized, negotiated, executed and delivered by the parties.

If the terms and conditions set forth above are acceptable to you, please so indicate by signing one copy of this letter below and returning it to the undersigned.

Skinvisible Pharmaceuticals, Inc .                                  Agreed & Accepted

/s/ Terry Howlett                                                                     Date:       3/26/04
     President

Dermal defense, Inc .                                                    Agreed & Accepted

 /s/  James Graves                                                                   Date:        3/24/2004
     It's President/CEO

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Addendum

1.       US Patent
2.       Product Price List
3.       Certificate of Analysis
4.       US Monograph – email
5.       Canada Monograph – email
6.       Canada DIN
7.       Customer list

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